Exhibit 99.1

November 21, 2018

Press Release

Kentucky Bank Parent Announces Stock Split and Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced that its Board of Directors declared a two-for-one stock split (the “Stock Split”) of the Company’s issued and outstanding common stock (“Common Stock”), no par value per share, pursuant to which one (1) additional share of the Common Stock will be issued for each share of Common Stock held by shareholders of record as of the close of business on December 3, 2018.  The additional shares are expected to be issued on December 10, 2018.  The Company expects the Common Stock to commence trading at the split-adjusted price from December 10, 2018.

The Company also announced a quarterly cash dividend of 16 cents per share, an increase from 15.5 cents (split-adjusted) per share for the previous quarter.  This payment will be made December 31, 2018 to all shareholders of record as of December 14, 2018.

“Through September 30, 2018 the Company continues to record growth in earnings and assets, and, as a result, an increasing stock price.  The stock split and dividend increase should result in additional value for our shareholders,” said Louis Prichard, President and Chief Executive Officer.

Kentucky Bank is headquartered in Paris and also has offices in 11 Kentucky communities.  It ranks 11 in size among the 151 banks headquartered in the Commonwealth of Kentucky.  Shares of the parent holding company trade under the symbol of KTYB.

Contact:  Gregory J. Dawson

               Chief Financial Officer